Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-129751, 333-129757, 333-129758, 333-151082, 333-185553; and Form S-3 Nos. 333-141512 and 333-182193) of IHS Inc. of our report dated January 16, 2015 (except for Note 21, as to which the date is June 24, 2015), with respect to the consolidated financial statements of IHS Inc., and our report dated January 16, 2015, with respect to the effectiveness of internal control over financial reporting of IHS Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Denver, Colorado
June 24, 2015